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                                                                    Exhibit 99.3

                       HAIGHTS CROSS COMMUNICATIONS, INC.

                          LETTER TO REGISTERED HOLDERS
                              AND DTC PARTICIPANTS
                                   REGARDING

                               OFFER TO EXCHANGE
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011
                                      FOR
                            ANY AND ALL OUTSTANDING
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M., NEW YORK
CITY TIME, ON                 , 2004 UNLESS THE OFFER IS EXTENDED. TENDERS MAY
BE WITHDRAWN PRIOR TO 12:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

     To Registered Holders and The Depository Trust Company ("DTC")
Participants:

     Haights Cross Communications, Inc., a Delaware corporation (the "Company"), is offering to exchange, upon the terms and subject to the conditions set forth
in the Prospectus dated                 , 2004 (the "Prospectus") and the
accompanying Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Exchange Offer"), up to $135 million in aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2011 of the Company which have been registered under the Securities Act of 1933, as amended (the "Exchange Notes"), for up to $135 million in aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2011 (the "Old Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes will not contain the terms with respect to transfer restrictions, registration rights and receipt of liquidated damages that relate to the Old Notes.

     For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee as quickly as possible, enclosed herewith are copies of the following documents:

          1.  Prospectus dated                 , 2004

          2. Letter of Transmittal for your use and for the information of your clients

          3.  Notice of Guaranteed Delivery

          4. Letter which may be sent to your clients for whose account you hold Old Notes or book-entry interests representing Old Notes in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

     YOUR PROMPT ACTION IS REQUIRED. PLEASE NOTE THAT THE EXCHANGE OFFER WILL
EXPIRE AT 12:00 A.M., NEW YORK CITY TIME, ON                 , 2004, UNLESS
EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO YOUR CLIENTS AS QUICKLY AS POSSIBLE.

     To participate in the Exchange Offer, a beneficial holder must either (a) complete, sign and date the Letter of Transmittal and deliver it to Wells Fargo Bank Minnesota, N.A. (the "Exchange Agent"), at the address set forth in the Letter of Transmittal, and either (i) deliver to the Exchange Agent certificates representing the registered Old Notes in proper form for transfer, or (ii) cause a DTC Participant to make book-entry delivery of the Old Notes; or (b) cause a DTC Participant to tender such holder's Old Notes to the Exchange Agent's account maintained at DTC for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal (an
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"Agent's Message"). By complying with DTC's ATOP procedures with respect to the
Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Old Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

     Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or an Agent's Message and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer -- Procedures for Tendering Old Notes" in the Prospectus.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will make certain representations to the Company. The enclosed "Instruction to Registered Holder or DTC Participant from Beneficial Owner" form contains an authorization by the beneficial owners of Old Notes for you to make such representations.

     The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Except for customary fees the Company has agreed to pay the Exchange Agent, the Company will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 9 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed materials may be obtained from Wells Fargo Bank Minnesota, N.A., 213 Court Street, Suite 703, Middletown, CT 06457,
Attention: Joseph O'Donnell.

                                         Very truly yours,

                                         HAIGHTS CROSS COMMUNICATIONS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOUR OR ANY OTHER PERSON THE AGENT OF HAIGHTS CROSS COMMUNICATIONS, INC. OR WELLS FARGO BANK MINNESOTA, N.A., OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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